UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2013

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2013, The St. Joe Company, a Florida corporation (the “Company”) and Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes, a Florida general partnership (the “Purchaser”) entered into an agreement for sale and purchase (the “Sale Agreement”). Upon the terms and subject to the conditions set forth in the Sale Agreement, the Company has agreed to sell approximately 4,057 acres of real property, which primarily constitutes the RiverTown community in St. Johns County, Florida, along with all of the Company’s related development or developer rights, founder’s rights and certain tangible and intangible personal property (collectively the “RiverTown Community”), to Purchaser for $43.6 million subject to adjustments and prorations as set forth in the Sale Agreement (the “Purchase Price”). Additionally, pursuant to the Sale Agreement, the Purchaser will be required to: (i) purchase certain RiverTown Community related impact fee credits from the Company following the closing as the RiverTown Community is developed (the “Impact Fee Contingent Purchase Price”), and (ii) assume the Company’s Rivers Edge Community Development District (“CDD”) obligations. As of September 30, 2013, the Company’s total outstanding CDD assessment was $11 million, of which $6 million had been recorded as a liability for the CDD assessments associated with platted property as of September 30, 2013. Based on the Purchaser’s current development plans and St. Johns County’s current costs for impact fees, the Company estimates that it will receive $20 million to $26 million for the Impact Fee Contingent Purchase Price over the 5-year period following the closing (most of which, the Company expects to receive at the end of that 5-year period). However, the actual additional consideration received for the Impact Fee Contingent Purchase Price, will be based on the Purchaser’s actual development of the RiverTown Community. The timing of the Purchaser’s development of the RiverTown Community and the cost for impact fees at the time of such development (as determined by St. Johns County’s then current impact fee cost schedule) are all factors which are beyond the Company’s control. The Company cannot provide any assurance as to the amount or timing of any payments it may receive for the Impact Fee Contingent Purchase Price.

In connection with the execution of the Sale Agreement, the Purchaser will deliver a deposit of $0.1 million, and the balance of the deposit, $1.9 million, which may at the Purchaser’s election be paid in the form of a letter of credit, will be due within 3 business days of the conclusion of the inspection period. The inspection period will end on February 28, 2014. The balance of the Purchase Price is payable at closing in cash.

The Sale Agreement contains terms and conditions customary to real estate purchase agreements for similar transactions, including representations and warranties or covenants regarding title matters, environmental conditions, and certain real estate related contracts. The Sale Agreement also requires the Company to conduct its business in the RiverTown Community in the ordinary course, and not to engage in certain kinds of transactions, during the period between the execution of the Sale Agreement and the closing.

The closing is subject to a number of conditions, including: (i) requirements with respect to certain governmental matters, including that no local government moratorium or limitation shall exist that would prevent the issuance of building permits for residential units on the RiverTown Community and certain matters related to the elevation of the RiverTown Community; (ii) certain matters pertaining to the assignment of certain RiverTown Community related contracts; (iii) the accuracy, in all material respects, of the representations and warranties of the parties; (iv) there shall have been no material adverse change to the development rights, tangible and intangible personal property being sold or the physical or environmental condition of the RiverTown Community; (v) compliance by the parties, in all material respects, with their respective agreements, obligations and covenants; and (vi) the delivery of certain items as provided by the Sale Agreement, including title policies and governmental and other third party consents required in connection with the consummation of the transactions contemplated by the Sale Agreement.

The Sale Agreement contains certain termination rights, including the Purchaser’s right to terminate the Sale Agreement, in its sole and absolute discretion, at any time before the expiration of the inspection period and receive a full refund of the deposit then paid. Additionally, the Sale Agreement provides that the closing shall occur no later than March 30, 2014. Except in certain limited cases as set forth in the Sale Agreement, the Company is required to return the deposit to Purchaser if the Sale Agreement is terminated.

Subject to the terms and conditions set forth in the Sale Agreement, the Company has agreed to indemnify the Purchaser from certain losses, including for any pre-closing defaults under certain contracts. Additionally, subject to the terms and conditions set forth in the Sale Agreement, the Purchaser is entitled to seek all available remedies against the Company for any material misrepresentation made by the Company in its representations and warranties and any default by the Company as to any of its agreements or matters that are to be performed under the Sale Agreement, as well as, specific performance in certain circumstances.

The foregoing descriptions of the Sale Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Sale Agreement, which is filed as Exhibit 10.55 hereto and which is incorporated herein by reference.

QUALIFICATION OF REPRESENTATIONS AND WARRANTIES

The Sale Agreement contains representations and warranties that the parties made to each other as of specific dates. Those representations and warranties were made solely for purposes of the transactions contemplated thereby and may be subject to important qualifications and limitations agreed to by the Company and the Purchaser in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and the Purchaser rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

FORWARD-LOOKING STATEMENTS

Certain statements made in this document and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Forward-looking statements could be affected by the following factors, among others, related to the transactions contemplated by the Sale Agreement: the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale Agreement (including if the Purchaser exercises its right, in its sole and absolute discretion, to terminate the Sale Agreement at any time before the expiration of the inspection period), the failure to satisfy closing conditions or a delay in the timing of the satisfaction of such closing conditions; the ability to obtain governmental and other third party consents in connection with the consummation of the transactions contemplated by the Sale Agreement and the timing and conditions for such approvals; the risk that the anticipated benefits from the transactions contemplated by the Sale Agreement may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; the risk that the estimated Impact Fee Contingent Purchase Price expected from purchases of impact fee credits by the Purchaser may not be realized, may take longer to realize than expected, or may result in less proceeds to the Company than expected; disruption from the transactions contemplated by the Sale Agreement making it more difficult to maintain relationships with contractors, customers or employees, whether or not consummated; unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the Sale Agreement, whether or not consummated; the inability to retain key personnel; and future regulatory or legislative actions or litigation that could adversely affect the Company. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company that may cause results to differ from express or implied expectations include, but are not limited to, those risk factors and other disclosure set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Form 10-Qs and other filings with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
10.55	Agreement for Sale and Purchase executed on December 31, 2013 by and between The St. Joe Company and Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Marek Bakun
Marek Bakun Chief Financial Officer

Date: January 6, 2014